[GKN Logo]

For Immediate Release

GKN Aerospace gains first development contract for 'Smart
Shaded bullet resistant windows   from the US Department of
Defense.

GKN Aerospace is exhibiting at DSEI, London, Sept 8   11,
2009 (Stand 791-UK Pavilion) and at AUSA, Washington DC,
5   7 October 2009.

GKN Aerospace has been awarded a $425,000 contract by the Combating Terrorism Technical Support Office (CTTSO) of the
United States Department of Defense to develop instantly dimmable bullet resistant windows.

The development programme will combine GKN Aerospace's bullet resistant glazing expertise with 'suspended particle device' (SPD-SmartGlassTM) technology from Research
Frontiers Inc. GKN Aerospace is licensed by Research Frontiers to use SPD-SmartTM technology to develop armoured glass products that will also offer vehicle occupants instant
'on-demand' light control and attenuation, privacy, and protection from heat, glare, and ultraviolet (UV) light penetration.

Dr William Fischer, Vice President of Technology, GKN
Aerospace, comments: "This new development will have its initial application in the global counter-terrorism market for government VIP Armoured Personnel Vehicles but also has real value in the civilian VIP market. These 'SmartShade' windows will give a level of control, protection and privacy for vehicle occupants not available until now. "

The programme will address three distinct technical objectives. The first will be to develop and refine a manufacturing process which will enable SPD-SmartGlassTM technology to be effectively incorporated into armoured windows. The second will ensure these new windows perform effectively in a range of extreme environmental conditions, and the third will be to satisfy stringent ballistic testing performance requirements against a variety of urban threats.

Dr Fischer continues: "We have exhibited our SPD-Smart bullet resistant glazings at trade shows and directly to branches of the military and government agencies, all of whom have expressed strong interest in the potential benefits of smart window technology. We look forward to progressing and refining the work that our team has already achieved with this CTTSO contract."

Editor's Notes:    GKN plc is a global engineering business
serving mainly the automotive, industrial, off-highway and aerospace markets. It has operations in more than 30 countries, nearly 40,000 employees in subsidiaries and joint ventures and sales of GBP4.4 billion in the year to 31 December 2008. GKN plc is listed on the London Stock Exchange (LSE: GKN).  GKN
Aerospace is the aerospace operation of GKN plc, serving a
global customer base.   Operating in North and South America,
Australia, the Asia Pacific and Europe, GKN Aerospace offers
24 hour 'follow the sun' engineering. With sales of GBP1bn, the business is focused around three major product areas - aerostructures, propulsion systems and transparencies, plus a number of specialist product areas - electro-thermal ice protection, fuel and flotation systems, and bullet resistant glass. The business is equally split along military and civil lines with significant participation on all major aircraft programmes today. GKN Aerospace is a major supplier of complex composite structures; offers one of the most comprehensive capabilities in high performance metallics processing and is the world-leading supplier of cockpit transparencies and passenger cabin windows.


SPD Technology and Research Frontiers Incorporated:
Research Frontiers Incorporated (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security for both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.


For further information, please contact:
Sandra Fearon
Public Affairs Manager
GKN Aerospace
TEL: +44 (0)1983 283649.
Mobile: +44 (0)7767 334804.
Email: sandra.fearon@gknaerospace.com.

Press releases can also be
found on the website:  www.gknaerospace.com